(h)(8)(B)(ii)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING INVESTORS TRUST

OPERATING EXPENSE LIMITS

Name of Fund[1]		Classes

	Adviser	Institutional	Service	Service 2

ING BlackRock Inflation Protected Bond Portfolio Initial Term Expires May 1, 2008	1.23%	0.63%	0.88%	N/A

ING Clarion Real Estate Portfolio Initial Term Expires May 1, 2014	1.25%	0.65%	0.90%	1.05%

ING DFA Global Allocation Portfolio[2] Initial Term Expires May 1, 2011	1.05%	0.45%	0.70%	N/A

ING DFA World Equity Portfolio[2] Initial Term Expires May 1, 2011	1.05%	0.45%	0.70%	N/A

ING Franklin Income Portfolio Initial Term Expires May 1, 2011	1.39%	0.79%	1.04%	1.19%

ING Franklin Templeton Founding Strategy Portfolio[2] Initial Term Expires May 1, 2008	0.74%	0.14%	0.39%	N/A

Total Expense Limit including expenses of the underlying investment companies	1.50%	0.90%	1.15%	N/A

ING Goldman Sachs Commodity Strategy Portfolio[3] Initial Term Expires May 1, 2012	1.55%	0.95%	1.20%	N/A

ING Large Cap Growth Portfolio (formerly, ING Wells Fargo Omega Growth Portfolio) Term Expires May 1, 2014	1.20%	0.60%	0.85%	1.00%

ING Large Cap Value Portfolio (formerly, ING Pioneer Equity Income Portfolio)[4] Term Expires May 1, 2012	1.29%	0.69%	0.94%	1.09%
1

(h)(8)(B)(ii)

Name of Fund[1]		Classes

	Adviser	Institutional	Service	Service 2

ING MFS Utilities Portfolio Initial Term Expires May 2, 2012	1.45%	0.85%	1. 10%	1.25%

ING T. Rowe Price International Stock Portfolio (formerly, ING Marsico International Opportunities Portfolio) Term Expires May 1, 2011	1.40%	0.80%	1.05%	N/A

/s/ HE
HE

Effective Date: July 21, 2012

[1]	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

[2]	The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.

[3]	“Other investment-related costs” as referenced in Section 1.1., Applicable Expense Limit, of this Agreement excludes administrative fees payable to ING Funds Services, LLC with respect to the Cayman subsidiary of ING Goldman Sachs Commodity Strategy Portfolio.

[4]	The extension of the expense limit term for ING Large Cap Value Portfolio (formerly, ING Pioneer Equity Income Portfolio) through May 1, 2012 is effective on or about January 22, 2011 and is contingent upon shareholder approval of the merger of ING Lord Abbett Growth and Income Portfolio with and into ING Large Cap Value Portfolio.
2